Exhibit 99.j.4

CERTIFICATE OF THE ASSISTANT SECRETARY OF THE

UBS FUNDS, UBS RELATIONSHIP FUNDS AND SMA RELATIONSHIP TRUST

THE UNDERSIGNED, a duly appointed Assistant Secretary of The UBS Funds, UBS Relationship Funds and SMA Relationship Trust, each registered as a management investment company under the Investment Company Act of 1940, as amended (the “Funds”), does hereby certify as follows:

The resolution set forth below was duly adopted by the Board of Trustees of the Funds (the “Board”) on May 21, 2010 at a meeting of the Board:

RESOLVED,

that that the proposed Powers of Attorney, in substantially the forms presented to this meeting, appointing Mark F. Kemper, Keith A. Weller, Joseph J. Allessie, Mary Capasso, Michael Calhoun, Eric Sanders, Tammie Lee, Bruce G. Leto, Mark A. Sheehan and Jana L. Cresswell (each with full power to act alone) as attorneys-in-fact for the Funds and the President of the Funds, for the purpose of executing and filing registration statements and amendments to registration statements, and all instruments necessary or desirable in connection therewith, on behalf of the Funds with the SEC, are hereby approved and may be executed by the President.

The resolution set forth below was duly adopted by the Board on March 1, 2013 at a meeting of the Board:

RESOLVED,

that Mark Carver, President, be, and hereby is, designated as the Principal Executive Officer of each Fund and is authorized to execute, either directly or by way of a power-of-attorney approved by the Board, registration statements on behalf of each Fund, and any amendments thereto, which are filed with the SEC, pursuant to Section (6)(a) under the Securities Act.

IN WITNESS WHEREOF, I have hereunto set my hand as Assistant Secretary of each Fund, this 30th day of April, 2013.

/s/ Joseph J. Allessie
Joseph J. Allessie
Assistant Secretary